SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2004

PROVIDENT BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25233	80-0091851
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Rella Boulevard, Montebello, New York	10901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events

On March 16, 2004, Provident Bancorp, Inc. (“Provident” or the “Registrant”) issued a press release announcing that it has entered into a definitive merger agreement with Warwick Community Bancorp, Inc. (“Warwick”), pursuant to which the Registrant will acquire Warwick and its banking subsidiaries (the “Acquisition”). Warwick is headquartered in Warwick, New York and is the holding company of The Warwick Savings Bank, headquartered in Warwick, New York and The Towne Center Bank, headquartered in Lodi, New Jersey. The Warwick Savings Bank owns 100% of the shares of common stock of Warwick Commercial Bank, a limited purpose municipal bank.

Under the terms of the merger agreement, stockholders of Warwick will be entitled to receive either cash or shares of Provident common stock, subject to election and allocation procedures that are intended to ensure that in the aggregate, 50% of the shares of Warwick are converted into the right to receive cash of $32.26 per share and that 50% are converted into the right to receive 2.781 shares of Provident common stock. Stock options will be cashed out for the in-the-money value of such options. Provident will pay an aggregate of approximately $79.3 million in cash and issue approximately 6.3 million shares of its common stock. The total per share consideration is expected to be the sum of (a) 0.5 times $32.26 plus (b) 0.5 times 2.781 shares of Provident common stock times the price per share of Provident common stock immediately prior to closing. Stockholders of Warwick will be given the right to elect the following consideration for each share of common stock of Warwick: (i) $32.26 in cash; (ii) 2.7810 shares of common stock of Provident; or (iii) a combination of cash and stock, all subject to adjustment as provided in the merger agreement. The aggregate purchase price of the Acquisition is approximately $153.4 million based on the March 15 closing price for Provident’s common stock.

A copy of the press release is being filed as Exhibit 99.1 to this Current Report.

Item 7.	Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Exhibits.

Exhibit No.	Description

99.1	Press release dated March 16, 2004

99.2	Investor presentation to be made March 16, 2004

Item 9.	Regulation FD Disclosure

On March 16, 2004, the Registrant will host a conference call to discuss the terms of the Acquisition. A copy of the investor presentation that will be discussed on the conference call will be made available on the Registrant’s website. The presentation discusses the pro forma effects of the Acquisition.

A copy of the investor presentation is being filed as Exhibit 99.2 to this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT BANCORP, INC.

Date: March 16, 2004	By:	\s\ Paul A. Maisch

Paul A. Maisch Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press Release Dated March 16, 2004

99.2	Investor presentation to be made March 16, 2004